Exhibit 4.1.2

TWENTY-FOURTH SUPPLEMENTAL
INDENTURE

Dated as of June 1, 1988

to

INDENTURE OF MORTGAGE

Dated as of January 1, 1941

______________________

PHILADELPHIA SUBURBAN WATER COMPANY

to

FIRST PENNSYLVANIA BANK N.A., as Trustee

______________________

$5,000,000 First Mortgage Bonds, 9.89% Series Due 2008
$5,000,000 First Mortgage Bonds, 9.93% Series Due 2013
$5,000,000 First Mortgage Bonds, 9.97% Series Due 2018

TWENTY-FOURTH SUPPLEMENTAL INDENTURE dated as of the first day of June, 1988, by and between PHILADELPHIA SUBURBAN WATER COMPANY, a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania (the “Company”), party of the first part, and FIRST PENNSYLVANIA BANK N.A., national banking association previously known as The Pennsylvania Company for Insurances on Lives and Granting Annuities, and as The Pennsylvania Company for Banking and Trusts, and as The First Pennsylvania Banking and Trust Company (the “Trustee”‘), party of the second part.

Whereas, the Company heretofore duly executed and delivered to The Pennsylvania Company for Insurances on Lives and Granting Annuities, as Trustee, an Indenture of Mortgage dated as of January l, 1941 (the “Original Indenture”), which by reference is hereby made a part hereof, and in and by the Original Indenture the Company conveyed and mortgaged  to the Trustee certain property therein described, to secure the payment of its bonds to be generally known as its “First Mortgage Bonds” and to be issued under the Original Indenture in one or more series as therein provided; and

Whereas, on March 29, 1947, concurrently with a merger of Germantown Trust Company into The Pennsylvania Company for Insurances on Lives and Granting Annuities, the name of the surviving corporation was changed to The Pennsylvania Company for Banking and Trusts, on September 30, 1955, concurrently with a merger of The First National Bank of Philadelphia into The Pennsylvania Company for Banking and Trusts, the name of the surviving corporation was changed to The First Pennsylvania Banking and Trust Company, and on June 3, 1974, by amendment to its Articles of Association. The First Pennsylvania Banking and Trust Company was changed and converted into a national bank and concurrently therewith changed its name to First Pennsylvania Bank N.A., such mergers and changes of name not involving any change in the corporate identity of the Trustee or its title, powers, rights or duties as trustee under the Original Indenture as supplemented at the respective dates thereof; and

Whereas, the Company duly executed and delivered to the Trustee a First Supplemental Indenture dated as of July 1, 1948, a Second Supplemental Indenture dated as of July 1, 1952, a Third Supplemental Indenture dated as of November 1, 1953, a Fourth Supplemental Indenture dated as of January 1, 1956, a Fifth Supplemental Indenture dated as of March 1, 1957, a Sixth Supplemental Indenture dated as of May 1, 1958, a Seventh Supplemental Indenture dated as of September 1, 1959, an Eighth Supplemental Indenture dated as of May l, 1961, a Ninth Supplemental Indenture dated as of April 1, 1962, a Tenth Supplemental Indenture dated as of March 1, 1964, an Eleventh Supplemental Indenture dated as of November 1, 1966, a Twelfth Supplemental Indenture dated as of January l, 1968, a Thirteenth Supplemental Indenture dated as of June 15, 1970, a Fourteenth Supplemental Indenture dated as of November 1, 1970, a Fifteenth Supplemental Indenture dated as of December 1, 1972, a Sixteenth Supplemental Indenture dated as of May 15, 1975, a Seventeenth Supplemental Indenture dated as of December 15, 1976, an Eighteenth Supplemental Indenture, dated as of May 1, 1977, a Nineteenth Supplemental Indenture dated as of June 1, 1980, a Twentieth Supplemental Indenture dated as of August 1,  1983, a Twenty-First Supplemental Indenture, dated as of August 1, 1985, a Twenty-Second Supplemental Indenture, dated as of April 1, 1986, and a Twenty-Third Supplemental Indenture, dated as of April 1, 1987, to subject certain additional property to the lien of the Original Indenture and to provide for the creation of additional series of bonds; and

Whereas, the Company has issued under the Original Indenture, as supplemented at the respective dates of issue, twenty-four series of First Mortgage Bonds designated, respectively, as set forth in the following table, the Indenture creating each series and the principal amount of bonds thereof issued being indicated opposite the designation of such series:

Designation	Indenture	Amount

3¼% Series due 1971	Original	$16,375,000
9⅝% Series due 1975	Thirteenth Supplemental	10,000,000
9.15% Series due 1977	Fourteenth Supplemental	10,000,000
3% Series due 1978	First Supplemental	2,000,000
3⅜% Series due 1982	Second Supplemental	4,000,000
3.90% Series due 1983	Third Supplemental	5,000,000
3½% Series due 1986	Fourth Supplemental	6,000,000
4½% Series due 1987	Fifth Supplemental	4,000,000
4⅛% Series due 1988	Sixth Supplemental	4,000,000
5% Series due 1989	Seventh Supplemental	4,000,000
4⅝% Series due 1991	Eighth Supplemental	3,000,000
4.70% Series due 1992	Ninth Supplemental	3,000,000
6⅞% Series due 1993	Twelfth Supplemental	4,500,000
4.55% Series due 1994	Tenth Supplemental	4,000,000
10⅛% Series due 1995	Sixteenth Supplemental	10,000,000
5½% Series due 1996	Eleventh Supplemental	4,000,000
7⅞% Series due 1997	Fifteenth Supplemental	5,000,000
8.44% Series due 1997	Twenty-Third Supplemental	12,000,000
9.20% Series due 2001	Seventeenth Supplemental	7,000,000
8.40% Series due 2002	Eighteenth Supplemental	10,000,000
12.45% Series due 2003	Twentieth Supplemental	10,000,000
13% Series due 2005	Twenty-First Supplemental	8,000,000
10.65% Series due 2006	Twenty-Second Supplemental	10,000,000
8⅞% Series due 2010	Nineteenth Supplemental	8,000,000

; and

Whereas, all of the bonds of each of said series are presently outstanding other than the bonds of the 3¼% Series due 1971, all of which were redeemed on December 31, 1970, the bonds of the 9⅝% Series due 1975, all of which were paid at maturity on June 15, 1975, the bonds of the 9.15% Series due 1977, all of which were paid at maturity on November 1, 1977, the bonds of the 3% Series due 1978, all of which were paid at maturity on July 1, 1978, the bonds of the  3⅜% Series due 1982, all of which were paid at maturity on July l, 1982, the bonds of the 3.90% Series due 1983, all of which were paid at maturity on July l, 1983, the bonds of the 3½% Series due 1986, all of which were paid at maturity on January 1, 1986; the bonds of the 4½% Series due 1987, all of which were paid at maturity on January 1, 1987, the bonds of the 4⅓%, Series due 1988 all of which were paid at maturity on May l, 1988, the bonds of the 10⅛% Series due 1995, $4,200,000 principal amount of which has been redeemed by operation of the Sinking Fund and the concurrent redemption privilege as provided in the Sixteenth Supplemental Indenture, the bonds of the 9.20% Series due 2001, $2,100,000 principal amount of which has been redeemed by operation of the Sinking Fund as provided in the Seventeenth Supplemental Indenture, and the bonds of the 8.40% Series due 2002, $2.700,000 principal amount of which has been redeemed by operation of the Sinking Fund as provided in the Eighteenth Supplemental Indenture; and

Whereas, the Original Indenture and said Supplemental Indentures were duly recorded in the Commonwealth of Pennsylvania on the dates and in the office for the Recording of Deeds for the following counties in the Mortgage Books and at the pages indicated in the following table:

		County
		Bucks		Chester		Delaware		Montgomery
Indenture	Date of Recording	Book	Page	Book	Page	Book	Page	Book	Page
Original	2/20/41	496	1	H-13, Vol. 307	20	1034	1	1625	1
First Supplemental	8/26/48	632	1	F-16, Vol. 380	200	1668	169	2031	257

Second Supplemental	7/1/52	768	438	A-18, Vol. 425	186	1962	376	2360	517
Third Supplemental	11/25/53	895	1	S-18, Vol. 442	325	2052	1	2493	1
Fourth Supplemental	1/9/56	1089	155	Z-20, Vol. 499	1	2199	1	2722	425
Fifth Supplemental	3/20/57	1181	316	B-22, Vol. 536	601	2294	50	2850	335
Sixth Supplemental	5/9/58	1254	1	G-23	201	2380	39	2952	289
Seventh Supplemental	9/25/59	1332	509	B-25	109	2442	1	3090	249
Eighth Supplemental	5/9/61	—	—	Z-26	17	2526	312	—	—
Eighth Supplemental	5/10/61	1409	225	—	—	—	—	3249	289
Ninth Supplemental	4/10/62	1458	372	G-28	126	2581	463	3307	169
Tenth Supplemental	3/19/64	1568	1	M-30	967	2976	1043	3310	237
Eleventh Supplemental	11/4/66	1655	695	Q-32	668	2762	223	3549	129
Twelfth Supplemental	1/23/68	1691	531	N-33	219	2792	708	3542	315
Thirteenth Supplemental	7/2/70	1763	1167	D-35	80	2850	301	3687	23
Fourteenth Supplemental	11/5/70	1774	831	K-35	713	2858	311	3700	548
Fifteenth Supplemental	12/11/72	1869	196	O-37	998	2926	550	3786	96
Sixteenth Supplemental	5/28/75	1979	14	E-44	77	3005	511	4010	307
Seventeenth Supplemental	2/18/77	2072	683	L-51	1	3072	43	5002	436
Eighteenth Supplemental	4/29/77	2082	567	B-52	344	3078	728	5003	291
Nineteenth Supplemental	6/23/80	2303	714	J-62	92	3261	293	5030	502
Twentieth Supplemental	8/2/83	2487	370	D-72	1	96	810	5662	1045
Twenty-First Supplemental	8/27/85	2690	806	54	550	—	—	5864	1347
Twenty-First Supplemental	8/28/85	—	—	—	—	264	159	—	—
Twenty-Second Supplemental	4/22/86	2774	160	263	275	326	592	5944	360
Twenty-Third Supplemental	4/1/87	2960	693	—	—	—	—	—	—
Twenty-Third Supplemental	4/2/87	—	—	680	337	447	1807	6115	602

; and

Whereas, the lien of the Original Indenture as Supplemented has been perfected as a security interest under the Pennsylvania Uniform Commercial Code by filing a financing statement in the Office of the Secretary of the Commonwealth and by filing continuation statements in respect thereof; and

Whereas, the Company proposes to create under the Original Indenture as supplemented three new series of bonds to be designated “First Mortgage Bonds, 9.89% Series due 2008”,  “First Mortgage Bonds, 9.93% Series due 2013” and First Mortgage Bonds, 9.97% Series due 2018” (these Series of bonds are respectively referred to individually as the “9.89% Series due 2008”, the “9.93% Series due 2013” and the “9.97% Series due 2018” and collectively as the “Bonds”), each Series to be limited in aggregate principal amount to $5,000,000, to be issued only as registered Bonds without coupons, to be dated as provided in the Original Indenture, to bear interest at the rates of 9.89%, 9.93% and 9.97% per annum, respectively, and to mature on June 1. 2008. June 1, 2013 and June 1, 2018, respectively; and

Whereas, the Company proposes to issue $5,000,000 principal amount of bonds of the 9.89% Series due 2008, $5,000,000 principal amount of bonds of the 9.93% Series due 2013 and $5,000,000 principal amount of bonds of the 9.97% Series due 2018 under the provisions of Article IV of the Original Indenture. and will comply with the provisions thereof as well as other provisions of the Original Indenture and indentures supplemental thereto in connection with the issuance of additional bonds so that it will be entitled to procure the authentication and delivery of the Bonds; and

Whereas, Article XVIII of the Original Indenture provides that the Company, when authorized by resolution of its Board of Directors, may with the Trustee enter into an indenture supplemental thereto, which thereafter shall form a part of the Original Indenture, for the purposes, inter alia, of subjecting to the lien of the Original Indenture additional property, of defining the covenants and provisions applicable to any bonds of any series other than the 3 1/4% Series due 1971, of adding to the covenants and agreements of the Company contained in the Original Indenture other covenants and agreements thereafter to be observed by the Company, of surrendering any right or power in the Original Indenture reserved to or conferred upon the Company, and of making such provisions in regard to matters or questions arising under the Original Indenture as may be necessary or desirable and not inconsistent therewith; and

Whereas, in addition to the property described in the Original Indenture and the First, Second, Third, Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, Twelfth, Thirteenth, Fourteenth, Fifteenth, Sixteenth, Seventeenth, Eighteenth, Nineteenth, Twentieth, Twenty-First, Twenty-Second and Twenty-Third Supplemental Indentures the Company has acquired certain other property and desires to confirm the lien of the Original Indenture thereon; and

Whereas, the Company, by proper corporate action, has duly authorized the creation of said three new series of bonds designated “First Mortgage Bonds, 9.89% Series due 2008”,  “First Mortgage Bonds, 9.93% Series due 2013” and “First Mortgage Bonds, 9.97% Series due 2018” (to be issued in accordance with the terms and provisions of the Original Indenture and indentures supplemental thereto, including this Twenty-Fourth Supplemental Indenture, and to be secured by said Original Indenture and indentures supplemental thereto. including this Twenty-Fourth Supplemental Indenture); and has further duly authorized the execution, delivery and recording of this Twenty-Fourth Supplemental Indenture setting forth the terms and provisions of the Bonds insofar as said terms and provisions are not set forth in said Original Indenture; and

Whereas, the Bonds and the Trustee’s certificate upon said Bonds are to be substantially in the form following — the proper amount and numbers to be inserted therein, and such appropriate insertions, omissions and changes to be made therein as may be required or permitted by this Indenture to conform to any pertinent law or usage:

[Form of Face of Bond]

No. R	$

PHILADELPHIA SUBURBAN WATER
COMPANY

(Incorporated under the Laws of the Commonwealth
of Pennsylvania)

First Mortgage Bond, ____% Series Due 20

Philadelphia Suburban Water Company, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (hereinafter called the Company”, which term shall include any successor corporation as defined in the Indenture hereinafter referred to), for value received, hereby promises to pay to _____________________ or registered assigns, on the first day of June, 20__, at the office of First Pennsylvania Bank N.A. in the City of Philadelphia, Pennsylvania, the sum of _______________ in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts and to pay interest thereon at said office to the registered owner  hereof from the interest payment date next preceding the date of this bond (or if this bond be dated prior to December l, 1988, from the date hereof) until the principal hereof shall become due and payable, at the rate __________________ of percent (____%) per annum, payable semi-annually in like coin or currency on the first day of June and the first day of December in each year and at maturity and to pay interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and, to the extent legally enforceable, on any overdue installment of interest at a rate of ________% per annum after maturity whether by acceleration or otherwise until paid.

The interest so payable will (except as otherwise provided in the TwentyFourth Supplemental Indenture referred to on the reverse side hereof) be calculated on the basis of a 360-day year of twelve 30-day months and be paid to the person in whose name this bond (or a bond or bonds in exchange for which this bond was issued) is registered at the close of business on the fifteenth day of the calendar month next preceding such June or December (a “record date”), and may be paid by wire transfer to such person in accordance with the payment instructions set forth in the Purchase Agreement dated July 25, 1988 between the Company and Allstate Life Insurance Company or as otherwise delivered by such person to the Trustee on or before such record date.

The provisions of this bond are continued on the reverse hereof and such continued provisions shall for all purposes have the same effect as if fully set forth at this place.

In Witness Whereof, Philadelphia Suburban Water Company has caused this bond to be signed by its President or a Vice-President and its corporate seal to be hereto affixed and attested by its Secretary or an Assistant Secretary, and this bond to be dated

PHILADELPHIA SUBURBAN WATER COMPANY

By

President.

Attest:

Secretary.

[Form of Reverse of Bond]

PHILADELPHIA SUBURBAN WATER COMPANY
First Mortgage Bond, _____% Series Due 20

This bond is one of a duly authorized issue of bonds of the Company known as its First Mortgage Bonds, issued and to be issued without limitation as to aggregate principal amount except as set forth in the Indenture hereinafter mentioned in one or more series and equally secured (except insofar as a sinking fund or other similar fund established in accordance with the provisions of the Indenture may afford additional security for the bonds of any specific series) by an Indenture of Mortgage (herein called the “Indenture”) dated as of January 1, 1941, executed by the Company to The Pennsylvania Company for Insurances on Lives and Granting Annuities (now First Pennsylvania Bank N.A.), as Trustee (hereinafter called the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the property mortgaged and pledged, the nature and extent of the security, the rights of the holders and registered owners of the bonds and of the Trustee in respect of such security, and the terms and conditions under which the bonds are and are to be secured and may be issued under the Indenture; but neither the foregoing reference to the Indenture nor any provision of this bond or of the Indenture or of any indenture supplemental thereto shall affect or impair the obligation of the Company, which is absolute and unconditional, to pay at the stated or accelerated maturity herein and in the Indenture provided, the principal of and interest on this bond as herein provided. As provided in the Indenture, the bonds may be issued in series for various principal amounts, may bear different dates and mature at different times, may bear interest at different rates and may otherwise vary as in the Indenture provided or permitted. This bond is one of the bonds described in an indenture supplemental to said Indenture known as the “Twenty-Fourth Supplemental Indenture” dated as of June l, 1988, and designated therein as “First Mortgage Bonds, _____% Series due ______”) (the “bonds of the _____% series due _____”).

To the extent permitted by and as provided in the Indenture, modifications or alterations of the Indenture, or of any indenture supplemental thereto, and of the rights and obligations of the Company and of the holders and registered owners of bonds issued and to be issued thereunder may be made with the consent of the Company by an affirmative vote of the holders and registered owners of not less than 75% in principal amount of bonds then outstanding under the Indenture and entitled to vote, at a meeting of the bondholders called and held as provided in the Indenture. and, in case one or more but less than all of the series of bonds then outstanding under the Indenture are so affected, by an affirmative vote of the holders and registered owners of not less than 75% in principal amount of bonds of any series then outstanding under the Indenture and entitled to vote and affected by such modification or alteration, or by the written consent of the holders and registered owners of such percentages of bonds; provided, however, that no such modification or alteration shall be made which shall reduce the percentage of bonds the consent of the holders or registered owners of which is required for any such modification or alteration or which shall affect the terms of payment of the principal of or interest on the bonds, or permit the creation by the Company of any lien prior to or on a parity with the lien of the Indenture with respect to any property subject to the lien of the Indenture as a first mortgage lien thereon, or which shall affect the rights of the holders or registered owners of less than all of bonds of any series affected thereby.

The bonds of the ____% series due _____ are subject to redemption either at the option of the Company or pursuant to certain requirements of the Indenture, either as a whole at any time, or in part from time to time on any interest payment date. In the case of redemption at the option of the Company no bonds of the _____% series due _____ may be redeemed in such manner prior to June l, 2003.  The bonds of the ____% series due are subject to mandatory redemption (i) in connection with the sale to or other acquisition by or on behalf of one or mere governments or municipal corporations or other governmental subdivisions, bodies, authorities or agencies of all or substantially all of the property of the Company, or (ii) in connection with any voluntary or involuntary liquidation, dissolution or winding up of the Company, occurring in connection with or subsequent to the acquisition of all or substantially all of the stock of the Company ordinarily entitled to voting rights by or on behalf of one or more governments or municipal corporations or other governmental subdivisions, bodies, authorities or agencies. In a mandatory redemption the bonds of the ____% series due _____ are redeemable in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts, at one hundred percent (100%) of the principal amount thereof. together with interest accrued thereon to the date fixed for redemption. If redeemed at the option of the Company the bonds of the _____% series due ______ are redeemable in like coin and currency at a redemption price equal to the principal amount of bonds of the _____% series due _____ to be redeemed plus interest thereon to the date of redemption plus a premium equal to the amount by which the present value, as of the date of redemption, of all remaining principal and interest payments on the bonds of the _____% series due _____ to be redeemed using as a discount factor the Applicable Treasury Rate, as defined in the Indenture, exceeds the outstanding principal amount of the bonds of the _____% series due to be redeemed. No premium shall be payable if such difference is less than or equal to zero.  Any redemption shall be effected by notice mailed, by registered mail, to the registered owners thereof, as provided in the Indenture, at least thirty (30) days before the redemption date, all on the conditions and in the manner provided in the Indenture.

If this bond or any portion hereof is called for redemption and payment thereof is duly provided for as specified in the Indenture, interest shall cease to accrue hereon or on such portion, as the case may be, from and after the date fixed for redemption.

The principal hereof may be declared or may become due prior to its maturity date on the conditions, in the manner and with the effect set forth in the Indenture upon the happening of an event of default, as in the Indenture provided; subject, however, to the right, under certain circumstances, of the holders and registered owners of a majority in principal amount of bonds of the _____% series due _____ outstanding to annul such declaration.

This bond is transferable by the registered owner hereof in person or by attorney duly authorized in writing, on books of the Company to be kept for that purpose at the principal office of the Trustee in the City of Philadelphia, Pennsylvania. upon surrender hereof for cancellation at such office and upon presentation of a written instrument of transfer duly executed, and thereupon the Company shall issue in the name of the transferee or transferees, and the Trustee shall authenticate and deliver, a new bond or bonds in authorized nominations, of equal aggregate unpaid principal amount.  Any such transfer or exchange shall be subject to the terms and conditions and to the payment of the charges specified in the Indenture.

The Company and the Trustee may deem and treat the registered owner of this bond as the absolute owner hereof for the purpose of receiving payment of or on account of the principal hereof and the interest hereon, and for all other purposes, and shall not be affected by any notice to the contrary.

No recourse shall be had for the payment of the principal of or interest on this bond or for any claim based hereon or otherwise in respect hereof or of the Indenture or of any indenture supplemental thereto against any incorporator or any past,  present or future stockholder, officer or director of the Company or of any predecessor or successor corporation, as such, either directly or through the Company, or through any such predecessor or successor corporation or through any receiver or trustee in bankruptcy, by virtue of any constitutional provision, statute or rule of law or equity, or by the enforcement of any assessment or penalty or otherwise; all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released by every holder or registered owner hereof, as more fully provided in the Indenture.

This bond shall not be entitled to any benefit under the Indenture or any indenture supplemental thereto, or become valid or obligatory for any purpose, until First Pennsylvania Bank N.A., as Trustee under the Indenture, or a successor trustee thereunder, shall have signed the certificate of authentication endorsed hereon.

[Form of Trustee’s Certificate]

This bond is one of the bonds, of the series designated therein, referred to in the within-mentioned Twenty-Fourth Supplemental Indenture.

First Pennsylvania Bank N.A., Trustee

By________________________________________

Authorized Officer.

Date of Authentication: __________________

Whereas, all acts and things necessary to make the Bonds, when executed by the Company and authenticated and delivered by the Trustee as in this Twenty-Fourth Supplemental Indenture provided and issued by the Company, valid, binding and legal obligations of the Company, and this Twenty-Fourth Supplemental Indenture a valid and enforceable supplement to said Original Indenture, have been done, performed and fulfilled, and the execution of this Twenty-Fourth Supplemental Indenture has been in all respects duly authorized:

Now, Therefore, This Twenty-Fourth Supplemental Indenture Witnesseth: That, in order to secure the payment of the principal and interest of all bonds issued under the Original Indenture  and all indentures supplemental thereto. according to their tenor and effect, and according to the terms of the Original Indenture and of any indenture supplemental thereto, and to secure the performance of the covenants and obligations in said bonds and in the Original Indenture and any indenture supplemental thereto respectively contained. and to provide for the proper issuing, conveying and confirming unto the Trustee, its successors in said trust and its and their assigns forever, upon the trusts and for the purposes expressed in the Original Indenture and in any indenture supplemental thereto, all and singular the estates, property and franchises of the Company thereby mortgaged or intended so to be, the Company, for and in consideration of the premises and of the sum of One Dollar ($1.00) in hand paid by the Trustee to the Company upon the execution and delivery of this Twenty-Fourth Supplemental Indenture, receipt whereof is hereby acknowledged, and of other good and valuable considerations, has granted, bargained, sold, aliened, enfeoffed, released and confirmed and by these presents does grant, bargain, sell, alien, enfeoff, release and confirm unto First Pennsylvania Bank N.A., as Trustee, and to its successors in said trust and its and their assigns forever:

All and singular the premises, property, assets, rights and franchises of the Company, whether now or hereafter owned, constructed or acquired, of whatever character and wherever situated (except as herein expressly excepted), including among other things the following, but reference to or enumeration of any particular kinds, classes, or items of property shall not be deemed to exclude from the operation and effect of the Original Indenture or any indenture supplemental thereto any kind, class or item not so referred to or enumerated:

I.

Real Estate And  Water Rights.

The real estate described in the deeds from the grantors named in Exhibit A hereto, dated and recorded as therein set forth, and any other real estate and water rights acquired since the date of the Twenty-Third Supplemental Indenture.

II.

Buildings  And Equipment.

All mains, pipes, pipe lines, service pipes, buildings, improvements, standpipes, reservoirs, wells, flumes, sluices, canals, basins, cribs, machinery, conduits, hydrants, water works, plants and systems, tanks, shops, structures, purification systems, pumping stations, fixtures, engines, boilers, pumps, meters and equipment which are now owned or may hereafter be acquired by the Company (except as herein expressly excepted), including all improvements, additions and extensions appurtenant to any real or fixed property now or hereafter subject to the lien of the Original Indenture or any indenture supplemental thereto which are used or useful in connection with the business of the Company as a water company or as a water utility, whether any of the foregoing property is now owned or may hereafter be acquired by the Company.

It is hereby declared by the Company that all property of the kinds described in the next preceding paragraph, whether now owned or hereafter acquired, has been or is or will be owned or acquired with the intention of using the same in carrying on the business or branches of the business of the Company, and it is hereby declared that it is the intention of the Company that all thereof (except property hereinafter specifically excepted) shall be subject to the lien of the Original Indenture.

It is agreed by the Company that so far as may be permitted by law tangible personal property now owned or hereafter acquired by the Company, except such as is hereafter expressly excepted from the lien hereof, shall be deemed to be and construed as fixtures and appurtenances to the real property of the Company.

III.

Franchises and Rights of Way.

All the corporate and other franchises of the Company, all water and flowage rights, riparian rights, easements and rights of way, and all permits, licenses, rights, grants, privileges and immunities; and all renewals, extensions, additions or modifications of any of the foregoing, whether the same or any thereof. or any renewals. extensions, additions or modifications thereof, are now owned or may hereafter be acquired, owned, held. or enjoyed by the Company.

IV.

After Acquired Property.

All real and fixed property and all other property of the character hereinabove described which the Company may hereafter acquire.

Together With all and singular the tenements, hereditaments and appurtenances belonging or in anywise appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders, tolls, rents, revenues, issues, income, product and profits thereof, and all the estate, right, title, interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforesaid premises, property, rights and franchises and every part and parcel thereof.

Excepting and Reserving, However, certain premises, not used or useful in the supplying of water by the Company, expressly excepted and reserved from the lien of the Original Indenture and not subject to the terms thereof.

And Also Saving and Excepting from the property hereby mortgaged and pledged, all of the following property (whether now owned by the Company or hereafter acquired by it): All bills, notes and accounts receivable, cash on hand and in banks, contracts, choses in action and leases to others (as distinct from the property leased and without limiting any rights of the Trustee with respect thereto under any of the provisions of the Original Indenture or of any indenture supplemental thereto), all bonds, obligations, evidences of indebtedness, shares of stock and other securities, and certificates or evidences of interest therein, all automobiles, motor trucks, and other like automobile equipment and all furniture, and all  equipment, materials, goods, merchandise and supplies acquired for the purpose of sale in the ordinary course of business or for consumption in the operation of any properties of the Company other than any of the foregoing which may be specifically transferred or assigned to or pledged or deposited with the Trustee hereunder or required by the provisions of the Original Indenture or any indenture supplemental thereto so to be; provided, however, that if, upon the happening of a completed default, as specified in Section 1 of Article XI of the Original Indenture, the Trustee or any receiver appointed hereunder shall enter upon and take possession of the mortgaged property, the Trustee or any such receiver may, to the extent permitted by law, at the same time likewise take possession of any and all of the property described in this paragraph then on hand and any and all other property of the Company then on hand, not described or referred to in the foregoing granting clauses, which is used or useful in connection with the business of the Company as a water company or as a water utility, and use and administer the same to the same extent as if such property were part of the mortgaged property, unless and until such completed default shall be remedied or waived and possession of the mortgaged property restored to the Company, its successors or assigns.

Subject, However,  to the exceptions, reservations and matters hereinabove and in the Original Indenture recited, to releases executed since the date of the Original Indenture in accordance with the provisions thereof, to existing leases, to easements and rights of way for pole lines and electric transmission lines and other similar encumbrances and restrictions which the Company hereby certifies, in its judgment, do not impair the use of said property by the Company in its business, to liens existing on or claims against. and rights in and relating to, real estate acquired for right-of-way purposes, to taxes and assessments not delinquent, to alleys, streets and highways that may run across or encroach upon said lands, to liens, if any, incidental to construction, and to Permitted Liens, as defined in the Original Indenture; and, with respect to any property which the Company may hereafter acquire, to all terms, conditions, agreements, covenants, exceptions and reservations expressed or provided in such deeds and other instruments, respectively, under and by virtue of which the Company shall hereafter acquire the same and to any and all liens existing thereon at the time of such acquisition.

TO HAVE AND TO HOLD, all and singular the property, rights, privileges and franchises hereby conveyed, transferred or pledged or intended so to be unto the Trustee and its successors in the trust heretofore and hereby created, and its and their assigns forever.

IN TRUST NEVERTHELESS, for the equal pro rata benefit and security of each and every person or corporation who may be or become the holders of bonds and coupons secured by the Original Indenture or by any indenture supplemental thereto, or both, without preference, priority or distinction as to lien or otherwise of any bond or coupon over or from any other bond or coupon, so that each and every of said bonds and coupons issued or to be issued, of whatsoever series, shall have the same right, lien and privilege under the Original Indenture and all indentures supplemental thereto and shall be equally secured hereby and thereby, with the same effect as if said bonds and coupons had all been made, issued and negotiated simultaneously on the date thereof; subject, however, to the provisions with reference to extended, transferred or pledged coupons and claims for interest contained in the Original Indenture and subject to any sinking or improvement fund or maintenance deposit provisions, or both, for the benefit of any particular series of bonds.

IT IS HEREBY COVENANTED, DECLARED AND AGREED, by and between the parties hereto, that all such bonds and coupons are to be authenticated, delivered and issued, and that all property subject or to become subject hereto is to be held subject to the further covenants, conditions, uses and trusts hereinafter set forth, and the Company, for itself and its successors and assigns, does hereby covenant and agree to and with the Trustee and its successor or successors in said trust, for the benefit of those who shall hold said bonds and coupon, or any of them, issued under this Indenture or any indenture supplemental hereto, or both, as follows:

ARTICLE I.

Form, Authentication and Delivery of
the Bonds

Section 1. There shall be a twenty-fifth series of bonds, limited in aggregate principal amount, designated as “Philadelphia Suburban Water Company First Mortgage Bonds, 9.89% Series due 2008”, a twenty-sixth series of bonds, limited in aggregate principal amount, designated “Philadelphia Suburban Water Company First Mortgage Bonds, 9.93% Series due 2013” and a twenty-seventh series of bonds, limited in aggregate principal amount, designated “Philadelphia Suburban Water Company First Mortgage Bonds, 9.97% Series due 2018” (sometimes the twenty-fifth, twenty-sixth and twenty-seventh series of bonds are herein referred to individually as the “9.89% Series due 2008”, “9.93% Series due 2013” and “9.97% Series due 2018”, respectively, and collectively as the “Bonds”).

The Bonds shall be dated as of the date of issue (except that if any bond shall be issued prior to December 1, 1988 in exchange for any other bond, it shall be dated the date of the bond for which it is exchanged, and if any such bond shall be issued on any interest payment date it shall be dated as of the day next following such interest payment date), shall mature on and shall bear interest at the rate set forth below:

Principal Amount	Year of Maturity	Interest Rate
$5,000,000	2008	9.89%
5,000,000	2013	9.93%
5,000,000	2018	9.97%

Interest shall be payable semi-annually on the first day of June and the first day of December of each year. The Bonds shall bear interest from the interest payment date next preceding the date thereof, except that Bonds dated prior to December 1, 1988, shall bear interest from the date thereof and except as otherwise provided in Section 5 of Article II of the Original Indenture with respect to Bonds issued upon transfer or exchange of Bonds on which interest is in default.

The Bonds shall be issuable only as registered bonds without coupons, shall be in the form hereinabove recited, in the denomination of Five Thousand Dollars ($5.000) or any multiple thereof, shall be lettered “R”, and shall bear such numbers as the Company may reasonably require.

The principal of, and premium, if any, and interest on the Bonds shall be payable at the office of the Trustee in the City of Philadelphia, Pennsylvania, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts; provided, however, that each installment of interest may be paid by check to the order of the person entitled thereto, mailed to such person’s address as the same appears on the books maintained for such purpose by or on behalf of the Company, or by bank wire transfer of immediately available funds pursuant to instructions incorporated in an agreement between such person and the Trustee or the Company.

The person in whose name any Bond is registered at the close of business on any record date (as hereinafter defined) with respect to any interest payment date shall be entitled to receive the interest payable on such interest payment date notwithstanding the cancellation of such Bond upon any transfer or exchange subsequent to the record date and prior to such interest payment date; provided, however, that if and to the extent the Company shall default in the payment of the interest due on such interest payment date, such defaulted interest shall be paid to the persons in whose names outstanding Bonds are registered at the close of business on a subsequent record date established by notice given by mail by or on behalf of the Company to the holders of Bonds not less than fifteen days preceding such subsequent record date, such record date to be not less than ten days preceding the date of payment of such defaulted interest. The term “record date” as used in this Section 1 with respect to any regular interest payment date shall mean the fifteenth day of the calendar month preceding such interest payment date if such fifteenth day is a business day; if such fifteenth day is not a business day, the record date shall be the next preceding business day.

Exchange of any Bonds shall be effected in accordance with the applicable provisions of Sections 7,  8 and 9 of Article II of the Original Indenture. The text of the Bonds and of the certificate of the Trustee upon such Bonds shall be, respectively, substantially of the tenor and effect hereinbefore recited.

Section 2. The Bonds shall be redeemable either at the option of the Company pursuant to the provisions of the Original Indenture or of this Twenty-Fourth Supplemental Indenture pursuant to any provision of the Original Indenture or of this Twenty-Fourth Supplemental Indenture requiring such redemption,  either as a whole at any time prior to maturity, or in part from time to time on any Interest Payment Date, except that in the case of redemption at the option of the Company, no Bonds may be redeemed in such manner prior to June 1,  2003. The Bonds shall be subject to mandatory redemption (i) in connection with the sale to or other acquisition by or on behalf of one or more governments or municipal corporations or other governmental subdivisions, bodies, authorities or agencies of all or substantially all of the property of the Company, or (ii) in connection with any voluntary or involuntary liquidation, dissolution or winding up of the Company, occurring in connection with or subsequent to the acquisition of all or substantially all of the stock of the Company ordinarily entitled to voting rights by or on behalf of one or more governments or municipal corporations or other governmental subdivisions, bodies, authorities or agencies. The Bonds are redeemable in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts,  at one hundred per cent (100%) of the principal amount thereof, together with interest accrued thereon to the date fixed for redemption. If redeemed otherwise than in accordance with the second preceding sentence, the Bonds of each series are redeemable in like coin and currency at a redemption price (the “Optional Redemption Price”) equal to the principal amount to be redeemed plus interest thereon to the date of redemption plus a premium equal to the amount by which the present value. as of the date of redemption, of all remaining payments of principal and interest thereon to stated maturity using the Applicable Treasury Rate (as hereinafter defined) as a discount factor exceeds the outstanding principal amount to be redeemed of the particular series of Bonds. No premium shall be payable if such difference is less than or equal to zero. For the purposes hereof. the Applicable Treasury Rate means the yield on the United States Treasury obligations, determined with reference to the Statistical Release, whose maturity most closely coincides with the maturity of the Bonds being redeemed. For the purposes hereof, the Statistical Release means the statistical release designated “H.l5 (519)” which is published weekly by the Federal Reserve System or if such release shall cease to be published by the Federal Reserve System or if such release does not set forth the interest rate of United States Treasury obligations with maturities permitting the calculation of the premium, then any comparable release of the Federal Reserve System which sets forth the interest rate of United States Treasury obligations with maturities permitting the calculation of the premium,  or if the Federal  Reserve System shall not publish such comparable release then such other similar publicly available release which is acceptable to the Company and the holders of 66 2/3% of outstanding Bonds.

Any redemption of the Bonds shall be effected in accordance with the provisions of Article V of the Original Indenture except that, notwithstanding any other provisions to the contrary,  whenever less than all the outstanding Bonds of any series are to be redeemed, then the Bonds of such series to be redeemed shall not be selected by lot as provided in Section 2 of Article V of the Original Indenture but (in the absence of an agreement as hereinafter referred to) shall be selected by the Trustee, in accordance with any method which it shall adopt, in such manner that the principal amount of Bonds of such series of each registered owner thereof to be so redeemed shall, except as hereinafter provided, bear to the aggregate principal amount of Bonds of such series at the time to be redeemed the same ratio as is borne by the principal amount of Bonds of such series at the time registered in the name of that owner to the aggregate principal amount of such series of Bonds at the time outstanding; provided, however, that, to the extent. but only to the extent,  that Bonds or portions thereof to be redeemed cannot be selected in the exact ratios above provided by reason of the fact that the application of such ratios would involve the selection of fractional parts of bonds (that is,  portions of principal amounts thereof less than $5,000), the Trustee shall select the principal amount of Bonds of each of the registered owners thereof to be redeemed in such amount as shall be deemed, in the discretion of the Trustee, appropriate to maintain, through successive partial redemptions, the ratios above provided. If an agreement with respect to the selection of Bonds to be redeemed duly executed by the registered owners of all of the outstanding Bonds of any series shall be filed with the Trustee at least ten days prior to the date upon which the publication or mailing of the notice of redemption hereinbefore mentioned is required to be made. the Bonds of said series to be redeemed shall be selected in accordance with the provisions of such agreement.

Section 3. Bonds of the 9.89%  Series due 2008 in the aggregate principal amount of $5,000,000,  bonds of the 9.93% Series due 2013 in the aggregate principal amount of $5,000,000 and bonds of the 9.97% Series due 2018 in the aggregate  principal amount of $5,000,000 may be issued under the provisions of Article IV of the Original Indenture and may forthwith be executed by the Company and delivered to the Trustee and shall be authenticated by the Trustee and delivered to or upon the order of the Company, upon receipt by the Trustee of the resolutions, certificates, opinions and/or other  instruments required to be delivered upon the issue of bonds pursuant to the provisions of the Original Indenture.

ARTICLE II.

Maintenance or Improvement Deposit.

Section  1. The Company covenants that it will deposit with the Trustee on or before the March 1 next occurring after the bonds of the 5% Series due 1989 cease to be outstanding, or on or before the March 1 next occurring after the bonds of the 4 5/8% Series due 1991 cease to be outstanding, or on or before the March l next occurring after the bonds of the 4.70% Series due 1992 cease to be outstanding, or on or before the March 1 next occurring after the bonds of the 4.55% Series due 1994 cease to be outstanding, or on or before the March 1 next occurring after the bonds of the 5½% Series due 1996 cease to be outstanding, or on or before the March 1 next occurring after the bonds of the 6 7/8% Series due 1993 cease to be outstanding, or on or before the March 1 next occurring after the bonds of the 7 7/8%  Series due 1997 cease to be outstanding, or on or before the March 1 next occurring after the bonds of the 10 1/8%  Series due 1995 cease to be outstanding, or on or before the March 1 next occurring after the bonds of the 9.20% Series due 2001 cease to be outstanding, or on or before the March 1 next occurring after the bonds of the 8.40% Series due 2002 cease to be outstanding, or on or before the March 1 next occurring after the bonds of the 8 7/8%  Series due 2010 cease to be outstanding, or on or before the March 1 next occurring after the bonds of the 12.45% Series due 2003 cease to be outstanding. or on or before the March 1 next occurring after the bonds of the 13% Series due 2005 cease to be outstanding, or on or before the March 1 next occurring after the bonds of the 10.65% Series due 2006 cease to be outstanding,  or on or before the March 1 next occurring after the bonds of the 8.44% Series due 1997 cease to be outstanding, whichever is latest, and on or before March 1 in each year thereafter if and so long as any of the Bonds are outstanding, an amount in cash (the “Maintenance or Improvement Deposit”) equal to 9% of the Gross Operating Revenues of the Company during the preceding calendar year less,  to the extent that the Company desires to take such credits, the following:

(a)the amount actually expended for maintenance during such calendar year; and

(b)the Cost or Fair Value, whichever is less, of Permanent Additions acquired during such calendar year which at the time of taking such credit constitute Available Permanent Additions; and

(c)the unapplied balance, or any part thereof, of the Cost or Fair Value, whichever is less, of Available Permanent Additions acquired by the Company during the five (5) calendar years preceding such calendar year and specified in the Officers’ Certificates delivered to the Trustee pursuant to Section 2 of this Article, but only to the extent that the Permanent Additions with respect to which such Cost or Fair Value was determined shall at the time of taking such credit constitute Available Permanent Additions.

Section  2. The Company covenants that it will on or before March 1 in each year, beginning with the first deposit made with the Trustee under the provisions of Section 1 of this Article, as long as any of the Bonds are outstanding, deliver to the Trustee the following:

(A)An Officers’ Certificate, which shall state:

(i)The amount of the Gross Operating Revenues for the preceding calendar year;

(ii)9% of such Gross Operating Revenues;

(iii)The amount actually expended by the Company for maintenance during such calendar year;

(vi)The amount set forth in subparagraph (xii) of each Officers’ Certificate delivered to the Trustee pursuant  to the provisions of this Section during the preceding five calendar years (specifying each such Officers’ Certificate), after deducting from each such amount the aggregate of (a) the Cost or Fair Value, whichever is less, of all Permanent Additions represented by such amount which have ceased to be Available Permanent Additions; and (b) any part of such amount  for which the Company has previously taken credit against any Maintenance or Improvement Deposit (specifying the Officers’ Certificate in which such credit was taken); and (c) any part of such amount for which the Company then desires to take credit against the Maintenance or Improvement Deposit;

(v)An amount which shall be the aggregate of all amounts set forth pursuant to the provisions of clause (c) of the foregoing subparagraph (iv);

(vi)The Cost or Fair Value, whichever is less, of Available Permanent Additions acquired by the Company during the preceding calendar year;

(vii)That part of the amount set forth in subparagraph (vi) which the Company desires to use as a credit against the Maintenance or Improvement Deposit;

(viii)The amount of cash payable to the Trustee under the provisions of Section 1 of this Article, which shall be the amount by which the amount set forth in subparagraph (ii) hereof exceeds the sum of the amounts set forth in subparagraphs (iii), (v) and (vii) hereof;

(ix)The sum of all amounts charged on the books of the Company against any reserve for retirement or depreciation during the preceding calendar year representing the aggregate of the Cost when acquired of any part of the Company’s plants and property of  the character described in the granting clauses hereof which has been permanently retired or abandoned;

(x)The aggregate of the amounts set forth in subparagraphs (v) and (vii) hereof;

(xi)The amount by which the amount set forth in subparagraph (x) exceeds the amount set forth in subparagraph (ix), being the amount required to be deducted from the Cost or Fair Value of Available Permanent Additions in order to determine a Net Amount of Available Permanent Additions pursuant to the provisions of Section 9 of Article I of the Original Indenture;

(xii)The amount set forth in subparagraph (vi) after deducting the amount, if any, set forth in subparagraph (vii); and

(xiii)That all conditions precedent to the taking of the credit or credits so requested by the Company have been complied with.

(B)In the event that the Officers’ Certificate delivered to the Trustee pursuant to the provisions of paragraph (A) of this Section shall state, pursuant to the requirements of subparagraph (vi), the Cost or Fair Value of Available Permanent Additions acquired by the Company during the preceding calendar year, the documents specified in paragraphs 2, 3, 5, 6 and 7 of subdivision (B) of Section 3 of Article IV of the Original Indenture, with such modifications, additions and omissions as may be appropriate in the light of the purpose for which they are used.

(C)An amount in cash equal to the sum set forth in subparagraph (viii) of the Officers’ Certificate provided for in paragraph (A) hereof.

Section 3. All cash deposited with the Trustee as part of any Maintenance or Improvement Deposit provided for in Section l of this Article, may, at the option of the Company, be applied to the purchase of Bonds under the provisions of Section 2 of Article X of the Original Indenture at a price not exceeding the Optional Redemption Price, or, after June 1, 2003, to the redemption of the Bonds under the provisions of Section 3 of Article X of the Original Indenture at the Optional Redemption Price, together with interest accrued to the date fixed for redemption, or may be withdrawn by the Company at anytime to reimburse the Company for the cost of a Net Amount of Available Permanent Additions (excluding, however, from any such Available Permanent Additions all Permanent Additions included in any certificate delivered to the Trustee for the purpose of obtaining a credit against any Maintenance or Improvement Deposit provided for in Section 1 of this Article to the extent that such Permanent Additions have been used for any such credit). The Trustee shall pay to or upon the written order of the Company all or any part of such cash upon the receipt by the Trustee of:

(a)A Resolution requesting such payment; and

(b)The documents specified in paragraphs 2, 5, 6 and 7 of subdivision (8) of Section 3 of Article IV of the Original Indenture, with such modifications, additions and omissions as may be appropriate in the light of the purposes for which they are used.

ARTICLE III.

Covenants of the Company.

Section 1. The Company hereby covenants and agrees with the Trustee, for the benefit of the Trustee and all the present and future holders of the Bonds, that the Company will pay the principal of and premium, if any, and interest on all bonds issued or to be issued as aforesaid under and secured by the Original Indenture as hereby supplemented, as well as all bonds which may be hereafter issued in exchange or substitution therefor, and will perform and fulfill all of the terms, covenants and conditions of the Original Indenture and of this Twenty-Fourth Supplemental Indenture with respect to the additional bonds to be issued under the Original Indenture as hereby supplemented.

Section 2. The Company covenants and agrees that so long as any of the Bonds are outstanding (a) the Company will not make any Stock Payment if, after giving effect thereto, its retained earnings, computed in accordance with generally accepted accounting principles consistently applied, will be less than the sum of (i) Excluded Earnings, if any, since December 31,  1987, and (ii) $20,000,000; (b) Stock Payments made more than 40 days after the commencement, and prior to the expiration, of any Restricted Period shall not exceed 65% of the Company’s Net Income during such Restricted Period; and (c) the Company will not authorize a Stock Payment if there has occurred and is continuing an event of default under subsections (a) and (b) of Section 1 of Article XI of the Original Indenture.

For the purposes of this Section 2 the following terms shall have the following meanings:

“Stock Payment” shall mean any payment in cash or property (other than stock of the Company) to any holder of shares of any class of capital stock of the Company as such holder, whether by dividend or upon the purchase, redemption, conversion or other acquisition of such shares, or otherwise.

“Excluded Earnings” shall mean 35% of the Company’s Net Income during any Restricted Period.

“Restricted Period” shall mean a period commencing on any Determination Date on which the total Debt of the Company is, or as the result of any Stock Payment then declared or set aside and to be made thereafter will be. more than 70% of Capitalization, and continuing until the third consecutive Determination Date on which the total Debt of the Company does not exceed 70% of Capitalization.

“Net Income” for any particular Restricted Period shall mean the amount of net income properly attributable to the conduct of the business of the Company for such Period, as determined in accordance with generally accepted accounting principles consistently applied, after payment of or provision for taxes on income for such Period.

“Determination Date” shall mean the last day of each calendar quarter.  Any calculation with respect to any Determination Date shall be based on the Company’s balance sheet as of such date.

“Debt” means (i) all indebtedness, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, (ii) all deferred indebtedness for the payment of the purchase price of property or assets purchased (but Debt shall not be deemed to include Customer Advances for Construction or any bonds issued under the Indenture which are not Outstanding Bonds), (iii) leases which have been or, in accordance with generally accepted accounting principles. should be recorded as capital leases and (iv) guarantees of the obligations of another of the nature described in clause (i), (ii) or (iii) which have been or, in accordance with generally accepted accounting principles, should be recorded as debt.

“Outstanding Bonds” shall mean bonds which are outstanding within the meaning indicated in Section 20 of Article I of the Original Indenture except that, in addition to the bonds referred to in clauses (a), (b) and (c) of said Section 20, said term shall not include bonds for the retirement of which sufficient funds have been deposited with the Trustee with irrevocable instructions to apply such funds to the retirement of such bonds at a specified time, which may be either the maturity thereof or a specified redemption date, whether or not notice of redemption shall have been given.

“Capitalization” shall mean the sum of (i) the aggregate principal amount of all Debt at the time outstanding, (ii) the aggregate par or stated value of all capital stock of the Company of all classes at the time outstanding, (iii) premium on capital stock, (iv) capital surplus, and (v) retained earnings.

Section 3. The Company covenants and agrees that so long as any of the Bonds are outstanding neither the Company nor any subsidiary of the Company will, directly or indirectly, lend or in any manner extend its credit to. or indemnify, or make any donation or capital contribution to, or purchase any security of, any corporation which directly or indirectly controls the Company, or any subsidiary or affiliate (other than an affiliate which is a subsidiary of the Company) of any such corporation.

ARTICLE IV.

The Trustee.

The Trustee hereby accepts the trust hereby declared and provided, and agrees to perform the same upon the terms and conditions in the Original Indenture, as supplemented by this Twenty-Fourth Supplemental Indenture, and in this Twenty-Fourth Supplemental Indenture set forth, and upon the terms and conditions set forth in Article V hereof.

ARTICLE Y.

Miscellaneous.

Section 1. This instrument is executed and shall be construed as an indenture supplemental to the Original Indenture, and shall form a part thereof, and except as hereby supplemented, the Original Indenture and the First, Second, Third, Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, Twelfth, Thirteenth, Fourteenth, Fifteenth, Sixteenth, Seventeenth, Eighteenth, Nineteenth, Twentieth, Twenty-First, TwentySecond and Twenty-Third Supplemental Indentures are hereby confirmed. All references in this Twenty-Fourth Supplemental Indenture to the Original Indenture shall be deemed to refer to the Original Indenture as heretofore amended and supplemented, and all terms used herein shall be taken to have the same meaning as in the Original Indenture, as so amended. except in the cases where the context clearly indicates otherwise.

Section 2. All recitals in this Twenty-Fourth Supplemental Indenture are made by the Company only and not by the Trustee; and all of the provisions contained in the Original

Indenture in respect of the rights, Privileges, immunities, powers and duties of the Trustee shall be applicable in respect hereof as fully and with like effect as if set forth herein in full.

Section 3. Although this Twenty-Fourth Supplemental Indenture is dated for convenience and for the purpose of reference as of June 1, 1988, the actual date or dates of execution hereof by the Company and the Trustee are as indicated by their respective acknowledgments annexed hereto.

Section 4. In order to facilitate the recording or filing of this TwentyFourth Supplemental Indenture, the same may be simultaneously executed in several counterparts, each of which shall be deemed to be an original and such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF the parties hereto have caused their corporate seals to be hereunto affixed and their Presidents or Vice-Presidents, under and by the authority vested in them. have hereto affixed their signatures, and their Secretaries or Assistant Secretaries have duly attested the execution hereof, as of the first day of June, 1988.

[CORPORATE SEAL]PHILADELPHIA SUBURBAN WATER

COMPANY

Signed, sealed and delivered by By     /s/ DEWAYEN LAIRD

Philadelphia Suburban Water Senior Vice President

Company in presence of:

Attest:    /s/ MARK J. KROPILAK

Assistant Secretary

[CORPORATE SEAL]FIRST PENNSYLVANIA BANK N.A.

Signed, sealed and delivered by First By    /s/ EDWARD S. NANCARROW

Pennsylvania Bank N.A. in the Vice President

presence of:

Attest:     /s/ BRIAN A. BUCHANAN

Assistant Secretary

First Pennsylvania Bank N.A., Mortgagee and Trustee named in the foregoing Twenty-Fourth Supplemental Indenture, hereby certifies that its precise name and the post office address of its Corporate Trust Department are as follows:

First Pennsylvania Bank N.A., 30 South 30th Street, Philadelphia, Pennsylvania 19104.

FIRST PENNSYLVANIA BANK N.A.

By    /s/ EDWARD S. NANCARROW

Vice President

EXHIBIT A

			Recorded in
County and Grantor	Company’s Real Estate Index No.	Date of Deed	Book	Page
CHESTER COUNTY Ferguson & Flynn Corp……………..	VI-E-22	9/15/87	922	405

COMMONWEALTH OF PENNSYLVANIA)

)   ss.:

COUNTY OF MONTGOMERY)

On the 25th day of July, 1988. before me, the Subscriber, a Notary Public for the Commonwealth of Pennsylvania, personally appeared DeWayne Laird, who acknowledged himself to be the Senior Vice President of Philadelphia Suburban Water Company, a corporation, and that he as such Senior Vice President, being authorized to do so, executed the foregoing Twenty-Fourth Supplemental Indenture as and for the act and deed of said corporation and for the uses and purposes therein mentioned, by signing the name of the corporation by himself as such officer.

IN WITESS WHEREOF I hereunto set my hand and official seal.

[NOTARIAL SEAL]

/s/ PATRICIA M. MYCEK

Notary Public

COMMONWEALTH OF PENNSYLVANIA)

)   ss.:

COUNTY OF PHILADELPHIA)

On the 25th day of July, 1988. before me, the Subscriber, a Notary Public for the Commonwealth of Pennsylvania, personally appeared Edward S. Nancarrow, who acknowledged himself to be a Vice-President of First Pennsylvania Bank N.A., Trustee, a corporation, and that he as such Vice-President, being authorized to do so, executed the foregoing Twenty-Fourth Supplemental Indenture as and for the act and deed of the said corporation and for the uses and purposes therein mentioned by signing the name of the corporation by himself as such officer.

IN WITESS WHEREOF I hereunto set my hand and official seal.

I am not a director or officer of the said First Pennsylvania Bank N.A.

[NOTARIAL SEAL]

/s/ BARBARA ANNE RYAN

Notary Public

This Twenty-Fourth Supplemental Indenture was recorded on July 25, 1988 in the Office for the Recording of Deeds for each of the four counties tabulated below in the Mortgage Book and at the page indicated:

County	Date	Mortgage Book	Page
Bucks……………………………………..	July 25, 1988	3199	1095
Chester……………………………………	July 25, 1988	1224	389
Delaware………………………………….	July 25, 1988	593	585
Montgomery……………………………...	July 25, 1988	6324	143

For the recording information with respect to the Original Indenture and the first twenty-three supplemental indentures, see pages 3 and 4 of, this Twenty-Fourth Supplemental Indenture.